EXHIBIT 10.1

STATE OF NORTH CAROLINA

ORANGE COUNTY	LEASE MODIFICATION AGREEMENT NO. 1

THIS LEASE MODIFICATION AGREEMENT NO. 1 (this “Agreement”)  is made and entered into as of this 16th day of  February, 2009 (the “Execution Date”), by and between The Exchange at Meadowmont LLC, a North Carolina limited liability company  (“Landlord”), and Pozen, Inc., an Delaware corporation, authorized to conduct business in the State of North Carolina (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated November 21, 2001 (the “Lease”), pursuant to which Tenant agreed to lease from Landlord approximately 17,009 square feet of space (the “Leased Premises”) contained in Suite 400 in the building known as Exchange West and located at 1414 Raleigh Road, Chapel Hill, North Carolina  27517 (the “Building”).  (The Lease is incorporated herein by reference in its entirety.  Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Lease.); and

WHEREAS, the current Expiration Date of the Lease is February 28, 2010; and

WHEREAS, Exhibit G of the Lease (Renewal Options) sets forth two (2) options to renew the Term of the Lease for a period of either three (3) or five (5) years, at Tenant’s discretion, on the terms and conditions set forth therein; and

WHEREAS, the Lease provides for a separating Base Operating Expense Factor and Real Estate Tax Stop and the parties wish to combine the factors and include the Tax Stop (and tax related expenses) with the Operating Expense Factor and in the Operating Expenses; and

WHEREAS, Exhibit H of the Lease (First Offer Rights) sets forth two (2) separate options for Tenant to lease additional space in the Building; and

WHEREAS Landlord and Tenant desire to renew the Term of the Lease for five (5) years and seven (7) months and make certain other modifications to the Lease, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, rent, mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:

1.           Renewal of Term/Basic Lease Provisions.  Effective as of the Execution Date, the Lease is hereby renewed for a period of five (5) years and seven (7) months, so that the revised Expiration Date of the Lease shall be September 30, 2015.  The time period from March 1, 2010, through September 30, 2015, is hereby deemed to be the “Renewal Term”.  Therefore, effective as of the commencement of the Renewal Term (i.e., March 1, 2010) or the Execution Date, as applicable, Section 2.01 of the Lease is hereby amended as follows:

A.	Effective as of the Execution Date, Subsection 2.01(d) of the Lease (Base Rent) is hereby amended as follows:

(i)	Monthly Base Rent during the Renewal Term will be changed to equal Twenty-six Dollars and Seventy-three Cents ($26.73) per square foot contained in the Leased Premises, per annum;
(ii)	Monthly Base Rent is hereby abated for months one (1) through six (6) of the Renewal Term and month 37 of the Renewal Term; and
(iii)
Monthly Base Rent shall be escalated by two percent (2.0%) increases each March 1st throughout the Renewal Term.  Therefore, effective as of the Execution Date, the Lease is hereby amended by modifying the Base Rent chart currently set forth in Subsection 2.01(d) of the Lease to the following:

Date(s)	Price Per Square Foot, per annum (rounded)	Square Feet	Annual (or for time period noted) Base Rent	Monthly Base Rent
3/1/08 through 2/28/09	$23.71	17,009	$403,207.44	$33,600.62
3/1/09 through 2/28/10	$24.21	17,009	$411,859.32	$34,321.61
3/1/10 through 8/31/10	$0.00 ($26.73/SF Base Rent abated)	17,009	$0.00 ($26.73/SF Base Rent abated for 6 months)	$0.00 ($26.73/SF Base Rent abated)
9/1/10 through 2/28/11	$26.73	17,009	$227,325.30 (for 6 months)	$37,887.55
3/1/11 through 2/29/12	$27.26	17,009	$463,743.60	$38,645.30
3/1/12 through 2/28/13	$27.81	17,009	$473,018.52	$39,418.21
3/1/13 through 3/31/13	$0.00 ($27.81/SF Base Rent abated)	17,009	$0.00 ($27.81/SF Base Rent abated 1 month)	$0.00 ($27.81/SF Base Rent abated)
4/1/13 through 2/28/14	$28.37	17,009	$442,272.27 (for 11 months)	$40,206.57
3/1/14 through 2/28/15	$28.93	17,009	$492,128.40	$41,010.70
3/1/15 through 9/30/15	$29.51	17,009	$292,816.37 (for 7 months)	$41,830.91

Tenant shall also continue to be responsible for Additional Rent payments during the Renewal Term pursuant to Article 4 of the Lease; and

B.	(i)
Effective as of the Execution Date, Subsection 2.01(e) of the Lease  is hereby amended by changing the Base Operating Expense Factor from  “$4.75” to that of “$6.75” and deleting the reference to the “Base Real Estate Tax Stop”;   and

(ii)           Effective as of the commencement of the Renewal Term, Subsection 2.01(e) of the Lease is hereby amended by changing the Base Operating Expense Factor from  “$6.75” to that of “$8.75”; and

C.
Effective as of the Execution Date, Subsection 2.01(g) of the Lease (Term) is hereby amended to reflect the addition of the Renewal Term to the Term of the Lease by (i) changing the number “8” next to the word “Year(s)” to the number “13”, and (ii) changing the number “0” next to the word “Month(s)” to the number “7”; and

D.
Effective as of the Execution Date, Subsection 2.01(h) of the Lease (Expiration Date) is hereby amended to reflect the Renewal Term by changing the current Expiration Date of “February 28, 2010”, to that of “September 30, 2015”.

2.           Operating Expense Adjustment.  Landlord and Tenant specifically acknowledge and agree that, effective as of the Execution Date, the Base Operating Expense Factor shall include the Base Real Estate Tax Stop.  Therefore, all references in the Lease to the “Operating Expense and Real Estate Tax Adjustment”, including those in Sections 4.03 and 4.04, shall change to the “Operating Expense Adjustment”.  As a result of the change the definition for Operating Expenses shall include real estate taxes that were formerly provided for in the separate Real Estate Tax adjustment.

4.           Security for the Lease.  Effective as of the commencement of the Renewal Term, Section 4.06 (Security for the Lease) is hereby amended by reducing the Letter of Credit during the Renewal Term to equal $42,000.00, and the chart set forth in Section 4.06 of the Lease is amended accordingly.

5.           Refurbishment Fee.  Landlord and Tenant specifically acknowledge and agree that, effective prior to the commencement of the Renewal Term, but not earlier than December 1, 2009, Landlord shall provide Tenant with an allowance in the amount of $51,027.00 to refurbish the Leased Premises pursuant to the terms of the Lease, and the Lease is hereby amended accordingly.

6.           Renewal Option.  Effective as of the Execution Date, Exhibit G of the Lease is hereby amended by deleting the first Renewal Option set forth in section “A” therein so that the Tenant shall have one (1) remaining option to renew the Term of the Lease, as set forth in Section “B” of Exhibit G to the Lease, except that Tenant’s notice to Landlord to exercise the Second Renewal Option shall be reduced to seven (7) months.

7.           First Offer Rights.  In regards to the First Offer Rights provided in Exhibit H of the Lease, Landlord and Tenant specifically acknowledge and agree that:
(i)	the time frame for Tenant to exercise the Second First Offer Right has expired so the Second First Offer Right is no longer of any force or effect,
(ii)	the remaining First Offer Right shall be amended as follows:

a.
paragraph A of the First Offer Right is hereby amended to provide that Tenant has the right to exercise the First Offer Right anytime during the Term, as it may be extended, and not just during the initial Term;

b.
paragraph A of the First Offer Right is hereby amended to reflect that the defined term the “Space” shall also include the 11,601 square feet of space contained in Suite 300 of the Building, as shown on Exhibit H-1 attached hereto; and

c.	paragraph A1 of the First Offer Right shall be modified by deleting the language currently therein and inserting the following in lieu thereof:

Prior to Landlord leasing the Space to any third party, Landlord shall provide Tenant with notice of the availability of the Space (“Landlord’s Written Offer”).  Tenant hereby acknowledges that Landlord’s Written Offer may, among other terms, contain a requirement for Tenant’s prompt occupancy of the Space.  The terms for the lease of the Space shall be as provided for in this Exhibit.

 and the Lease is hereby amended accordingly.  Notwithstanding the foregoing, Landlord and Tenant specifically acknowledge and agree that the First Offer Right with respect to the Space on the third floor of the Building is subject to any and all prior existing rights of third parties (i.e., Affiliated Engineers, East, P.C. and Higgins, Frankstone, Graves & Morris, P.A.) and Landlord's hereby reserved right to continue to lease (by lease amendment, new lease agreement or other written agreement) the Space contained on the third floor of the Building to the tenant, assignee or subtenant occupying the Space contained on the third floor of the Building, whether or not pursuant to a written option to renew or extend a lease.

8.           Brokerage/Indemnification.  Landlord and Tenant each represent to the other that they, respectively, have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement except for Capital Associates Management, LLC, Landlord’s broker, and Jones Lang LaSalle Americas, Inc. Tenant’s broker, and that they, respectively, know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Agreement.  Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, but not limited to, reasonable attorneys’ fees) for any leasing commission, finder’s fee or equivalent compensation alleged to be owed on account of dealings with any other than the above-stated real estate brokers by the party from whom indemnification is sought.  Landlord shall pay the commissions or fees due with respect to the Renewal Term to the above-stated Landlord’s broker.  Landlord’s broker shall then pay Tenant’s broker.

9.           Affirmation of Lease Terms.  Except as hereinabove modified, the original terms and conditions of the Lease shall remain in full force and effect.

10.           Binding Agreement.  Upon execution by Tenant, this Agreement shall be binding upon Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.  Upon execution by Landlord, this Agreement shall be binding upon Landlord, its legal representatives, successors and assigns.  This Agreement shall inure to the benefit of Landlord and Tenant, and their representatives, successors and permitted assigns.

11.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives this the day and year first above written.

LANDLORD:

The Exchange at Meadowmont LLC, a North Carolina limited liability company

By:	Capital Associates Management, LLC, a North Carolina limited liability company, Manager

	By:	/s/ Huge D. Little, Manager
Hugh D. Little, Manager

TENANT:

Pozen Inc., a Delaware corporation

By:	/s/ William L. Hodges

Name:	William L. Hodges

Title:	Chief Financial Officer